Exhibit 10.1
INTERACTIVE SYSTEMS WORLDWIDE INC.
2 Andrews Drive, 2nd Floor
West Paterson, NJ 07424
July 1, 2008

Bernard Albanese
18 Doremus Drive
Towaco, NJ 07082

Dear Bernie:

This will confirm our understanding that your Employment Agreement dated as of August 10, 2007 (the “Agreement”) is being extended for the three (3) month period from July 1, 2008 through September 30, 2008. In order to effectuate the foregoing, we agree as follows:

1.  Section 3.1 of the Agreement is amended by deleting the reference to “June 30, 2008” and substituting the date “September 30, 2008” in lieu thereof.

2.  Section 4.2 of the Agreement is amended by deleting the sentence “Commencing with the Corporation’s quarter ending September 30, 2007 and with each of the next three quarters through June 30, 2008, the Corporation will determine whether the Corporation’s Revenue as of the end of such quarter meets or exceeds the Revenue set forth above,” and substituting the following sentence in lieu thereof “Commencing with the Corporation’s quarter ending December 31, 2007 and with each of the next three quarters through September 30, 2008, the Corporation will determine whether the Corporation’s Revenue as of the end of such quarter meets or exceeds the Revenue set forth above.”

3.  Except as herein provided, this Agreement continues in full force and effect in accordance with its terms.

If you agree with the foregoing, please sign the duplicate copy of this letter and return it to me.

Very truly yours, Interactive Systems Worldwide Inc.

By:	/s/ Bruce Feldman
Bruce Feldman, Director

Agreed to and Accepted:

/s/Bernard Albanese
Bernard Albanese